Exhibit 99.1

Carter Validus Mission Critical REIT Declares Distribution

Tampa, FL (August 19, 2011). Carter Validus Mission Critical REIT, Inc. (“CV REIT”) announced that its board of directors has authorized a daily distribution to stockholders of record as of the close of business on each day of the period commencing on September 1, 2011 and ending on November 30, 2011. The distributions will be calculated based on 365 days in the calendar year and will be equal to $0.001917808 per share of common stock per day, which is equal to an annualized distribution rate of 7.0%, assuming a purchase price of $10.00 per share. The distributions will be paid on a monthly basis in arrears out of funds legally available.

About Carter Validus Mission Critical REIT

Carter Validus Mission Critical REIT, Inc., which intends to qualify as a real estate investment trust, intends to acquire mission critical real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT, Inc. will focus its acquisitions on mission critical assets in the data center and healthcare real estate sectors.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the company’s expectations.